Exhibit 99.1 Press Release dated August 6, 2001 announcing the Acquisition of Omnetrix International.



     Press Release

     VPN Communications Corporation
     3941 S. Bristol Unit E
     Santa Ana, CA 92704

     For Immediate Release

     VPN Signs Acquisition Agreement with Omnetrix International

     COSTA MESA, Calif.--(BUSINESS WIRE)--Aug. 6, 2001--E. G. Marchi, President and CEO of VPN Communications Corporation (OTC:VPNC - news), today announced signing the contract to acquire Omnetrix International of Denver, Colorado.

     Mr. Marchi stated: "Our combination with Omnetrix International (OMXI) is another progressive step in the strategic alliance with OMXI that we announced in April of this year. The merger will be a reverse acquisition. All of the stock of OMXI will be exchanged for VPN shares on a one-for-one basis after a one-for-nine reverse split by VPN is accomplished. When completed, I will remain on the board of directors; the current management of OMXI will nominate additional members."

     Mr. Marchi continued: "OMXI owns a Seimens DCO-CS tandem carrier-grade telecommunications switch and related support equipment outright. It has minimal operating debt. It is strategically located in Denver to serve the entire area with both cable and wireless services. In addition to traditional telephone service, it provides co-location, unified messaging, web hosting on in-house servers and telecommunications bandwidth. It fits with our corporate direction. Its operations are based on cutting-edge technologies, meeting current demands in the wholesale and retail telecom marketplace while projecting profitability in the near future."

     Mr. Marchi added: "We are pleased to have identified a merger partner of the stature, and with the potential, of OMXI. VPN shareholders will now have an opportunity to share in the projected growth that OMXI can expect from bringing to market its cutting-edge technologies."

     A number of statements contained in this Report are forward-looking statements, which are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, competitive market conditions, successful completion of due diligence studies by all parties, the ability to secure additional sources of financing, the ability to maintain operating expenses at current levels, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks.

     Company contact E. G. Marchi
     Phone  (480) 797-3434;
     e-mail at  vpncomm@yahoo.net;
     EDGAR:  http://www.sec.gov/cgi-bin/srch-edgar?vpn (CIK# 0000827164).